EXHIBIT 2.1














                           AGREEMENT AND PLAN OF MERGER

                                  by and between

                                HE HOLDINGS, INC.

                                       and

                                 RAYTHEON COMPANY





                           Dated as of January 16, 1997








                                TABLE OF CONTENTS

                                                                    Page

         ARTICLE 1

                                 THE MERGER.......................     2
         Section 1.1.   The Merger................................     2
         Section 1.2.   Effective Time............................     3
         Section 1.3.   Effects of The Merger.....................     3
         Section 1.4.   Certificate of Incorporation and By-laws.      3
         Section 1.5.   Boards, Committees and Officers...........     3
         Section 1.6.   Additional Actions........................     4

         ARTICLE 2

                           CONVERSION OF SECURITIES...............     4
         Section 2.1.   Conversion of Capital Stock...............     4
         Section 2.2.   Exchange of Certificates..................     5
                   (a)  Exchange Agent............................     5
                   (b)  Exchange Procedures.......................     5
                   (c)  Distributions With Respect to
                          Unexchanged Shares......................     6
                   (d)  No Further Ownership Rights in
                          Raytheon Common Stock...................     7
         Section 2.3.   No Fractional Share Certificates..........     7
                   (a)  Determination of Excess Shares............     7
                   (b)  Common Shares Trust.......................     7
                   (c)  Distribution to Holders of Fractional
                          Hughes Class B Common Stock.............     8
         Section 2.4.   Exchange Fund and Common Shares Trust
                          Matters.................................     8
                   (a)  No Liability..............................     8
                   (b)  Investment of Exchange Fund...............     8
                   (c)  Withholding Rights........................     8
                   (d)  Termination of Exchange Fund and
                          Common Shares Trust.....................     9
         Section 2.5.   Treatment of Raytheon Stock Options.......     9



         ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF HUGHES..     9
         Section 3.1.   Organization and Standing.................    10
         Section 3.2.   Subsidiaries..............................    10
         Section 3.3.   Corporate Power and Authority.............    11
         Section 3.4.   Capitalization of Hughes..................    11
         Section 3.5.   Conflicts, Consents and Approvals.........    12
         Section 3.6.   Hughes Financial Statements...............    13
         Section 3.7.   Registration Statement....................    14
         Section 3.8.   Compliance with Law.......................    14
         Section 3.9.   Litigation................................    15
         Section 3.10.  Taxes.....................................    15
         Section 3.11.  Absence of Certain Changes................    16
         Section 3.12.  Undisclosed Liabilities...................    17
         Section 3.13.  Environmental Matters.....................    17
         Section 3.14.  Employee Benefits.........................    18
         Section 3.15.  Brokerage and Finder's Fees...............    20
         Section 3.16.  Opinion of Financial Advisor..............    20
         Section 3.17.  Board and Stockholder Approval............    20
         Section 3.18.  DGCL Section 203 and State Takeover Laws..    20
         Section 3.19.  Permits...................................    21
         Section 3.20.  Restrictive Agreements....................    21
         Section 3.21.  Real Estate...............................    21
         Section 3.22.  Employees.................................    22
         Section 3.23.  Certain Retirement Assets.................    22

         ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF RAYTHEON.....    22
         Section 4.1.   Organization and Standing.................    23
         Section 4.2.   Subsidiaries..............................    23
         Section 4.3.   Corporate Power and Authority.............    24
         Section 4.4.   Capitalization of Raytheon................    24
         Section 4.5.   Conflicts, Consents and Approvals.........    25
         Section 4.6.   Raytheon SEC Documents....................    25
         Section 4.7.   Registration Statement....................    27
         Section 4.8.   Compliance with Law.......................    27
         Section 4.9.   Litigation................................    28
         Section 4.10.  Taxes.....................................    28
         Section 4.11.  Absence of Certain Changes................    29







         Section 4.12.  Undisclosed Liabilities...................    29
         Section 4.13.  Environmental Matters.....................    29
         Section 4.14.  Employee Benefits.........................    30
         Section 4.15.  Brokerage and Finder's Fees...............    31
         Section 4.16.  Opinion of Financial Advisor..............    32
         Section 4.17.  Board Recommendation......................    32
         Section 4.18.  Voting Requirements.......................    32
         Section 4.19.  DGCL Section 203 and State Takeover Laws..    32
         Section 4.20.  Permits...................................    33
         Section 4.21.  Restrictive Agreements....................    33
         Section 4.22.  Real Estate...............................    33
         Section 4.23.  Employees.................................    33
         Section 4.24.  Shareholder Rights Plan...................    34

         ARTICLE 5

                        COVENANTS OF THE PARTIES..................    34
         Section 5.1.   Mutual Covenants..........................    34
                   (a)  General...................................    34
                   (b)  HSR Act...................................    34
                   (c)  Tax-Free Treatment........................    35
                   (d)  NYSE Listing..............................    36
                   (e)  Letters of Accountants....................    36
                   (f)  Public Announcements......................    36
                   (g)  Access....................................    36
                   (h)  Indemnification...........................    37
                   (i)  Expenses..................................    38
                   (j)  Preparation of SEC Documents..............    38
                   (k)  No Solicitation...........................    38
                   (l)  Additional Agreements.....................    40
                   (m)  Blue Sky..................................    40
                   (n)  Notification of Certain Matters...........    40
         Section 5.2.   Covenants of Hughes.......................    40
                   (a)  Conduct of Hughes' Operations.............    40
                   (b)  Notification of Certain Matters...........    42
                   (c)  Debt......................................    42
                   (d)  Adoption of Rights Plan...................    43
         Section 5.3.   Covenants of Raytheon.....................    43
                   (a)  Raytheon Stockholders Meeting.............    43














                   (b)  Conduct of Raytheon's Operations..........    43
                   (c)  Notification of Certain Matters...........    44
                   (d)  Affiliates................................    45
                   (e)  Raytheon Securities Law Filings...........    45

         ARTICLE 6

                                 CONDITIONS.......................    46
         Section 6.1.   Mutual Conditions.........................    46
         Section 6.2.   Conditions to Obligations of Raytheon.....    48
         Section 6.3.   Conditions to Obligations of Hughes.......    48

         ARTICLE 7

                          TERMINATION AND AMENDMENT...............    49
         Section 7.1.   Termination...............................    49
         Section 7.2.   Effect of Termination.....................    51
         Section 7.3.   Amendment.................................    53
         Section 7.4.   Extension; Waiver.........................    53

         ARTICLE 8

                                MISCELLANEOUS.....................    54
         Section 8.1.   No Survival of Representations and
                          Warranties..............................    54
         Section 8.2.   Notices...................................    54
         Section 8.3.   Interpretation; Absence of Presumption....    55
         Section 8.4.   Counterparts..............................    56
         Section 8.5.   Entire Agreement; Severability............    56
         Section 8.6.   Definitions of "subsidiary" and
                          "significant subsidiary"................    57
         Section 8.7.   Third Party Beneficiaries.................    57
         Section 8.8.   Governing Law.............................    57
         Section 8.9.   Specific Performance......................    57
         Section 8.10.  Assignment................................    58


















                                     EXHIBITS

         Exhibit A -  Form of Amended and Restated Certificate of
                      Incorporation of Hughes
         Exhibit B - Form of Amended and Restated By-laws of Hughes Exhibit C - Form of GM Implementation Agreement
         Exhibit D -  Form of Agreement and Plan of Merger with respect to the Hughes Distribution
         Exhibit E - Directors/Officers of the Surviving Corporation Exhibit F - Form of Affiliate Letter
         Exhibit G -  Form of Raytheon Tax Opinion
         Exhibit H -  Form of Hughes Tax Opinion
         Exhibit I -  Form of Raytheon Tax Letter
         Exhibit J -  Form of Hughes Tax Letter
         Exhibit K -  Terms for Rights Plan


                                    SCHEDULES

         Hughes Disclosure Schedule

         Section 3.2     Subsidiaries
         Section 3.4     Capitalization of Hughes
         Section 3.5     Conflicts, Consents & Approvals
         Section 3.6     Hughes Financial Statements
         Section 3.9     Litigation
         Section 3.10    Taxes
         Section 3.11    Absence of Certain Changes
         Section 3.12    Undisclosed Liabilities
         Section 3.13    Environmental Matters
         Section 3.14(d) Certain Employee Benefit Plans
         Section 3.14(h) Certain Employee Benefit Plans and Agreements
         Section 3.20    Restrictive Agreements
         Section 3.21    Real Estate
         Section 3.22    Employees
         Section 5.2(a)  Covenants of Hughes (Conduct of Hughes'
                         Operations)





















         Raytheon Disclosure Schedule

         Section 4.2     Subsidiaries
         Section 4.4     Capitalization of Raytheon
         Section 4.5     Conflicts, Consents & Approvals
         Section 4.6     Raytheon Financial Statements
         Section 4.9     Litigation
         Section 4.10    Taxes
         Section 4.11    Absence of Certain Changes
         Section 4.12    Undisclosed Liabilities
         Section 4.13    Environmental Matters
         Section 4.14(a) Employee Benefit Plans and Agreements
         Section 4.14(c) Employee Benefit Plans Subject to Sections
                         4063, 4064 or 4202 of ERISA
         Section 4.21    Restrictive Agreements
         Section 4.23    Employees
         Section 5.3(b)  Covenants of Raytheon (Conduct of Raytheon's
                         Operations)






































                           AGREEMENT AND PLAN OF MERGER

                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 16, 1997, by and between HE Holdings, Inc., a Delaware corporation ("Hughes"), and Raytheon Company, a Delaware corporation ("Raytheon").

                   WHEREAS, Hughes and Raytheon desire to combine Raytheon's business with the Defense Business (as defined in the Separation Agreement (as hereinafter defined), the "Defense Business"), through a merger pursuant to which Raytheon shall merge (the "Merger") with and into Hughes, with Hughes as the surviving corporation, and each share of Raytheon Common Stock (as defined herein) outstanding at the Effective Time (as defined herein) will be converted into a share of Hughes Class B Common Stock (as defined herein) as more fully provided herein; and

                   WHEREAS, prior to the Effective Time, Hughes shall adopt the restated certificate of incorporation and restated by-laws attached as Exhibits A and B, respectively, which provide for, among other things, a recapitalization of the outstanding capital stock of Hughes into Class A common stock, par value $0.01 per share ("Hughes Class A Common Stock"), and provide also for a Class B common stock, par value $0.01 per share ("Hughes Class B Common Stock"); and

                   WHEREAS, as a condition to entering into this Agreement, Raytheon has required that Hughes be, at the time of consummation of the Merger, an independent, publicly owned company, comprising the Defense Business; and

                   WHEREAS, concurrently with the execution and delivery of this Agreement, General Motors Corporation ("GM"), a Delaware corporation and the indirect parent of Hughes, and Raytheon are entering into an Implementation Agreement dated as of the date hereof, in the form attached as Exhibit C (the "GM Implementation Agreement"), setting forth, among other things, the rights and obligations of GM with respect to the execution and delivery of the Hughes Distribution Agreement (as defined below); and

                   WHEREAS, prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in the GM Implementation Agreement, GM and a wholly owned subsidiary of GM to be designated by GM ("Merger Sub") will enter into an Agreement and Plan of Merger, in the form attached as Exhibit D or with such changes thereto as are permitted pursuant to the GM Implementation Agreement (the "Hughes Distribution Agreement"), and immediately prior to the Effective Time, shall consummate the GM Transactions (as defined therein, the "GM Transactions") in accordance with the terms and subject to the conditions thereof. Pursuant to the Hughes Distribution Agreement, Merger







         Sub shall merge with and into GM, with GM as the surviving corporation (the "GM Merger"), and, pursuant thereto, among other things, holders of shares of common stock, par value $1 2/3 per share, of GM (the "GM $1 2/3 Common Stock") and of Class H common stock, par value $0.10 per share, of GM (the "GM Class H Common Stock") will receive in accordance with the Hughes Distribution Ratio (as defined in the GM Implementation Agreement) a distribution of shares of Hughes Class A Common Stock on account of their holdings of such GM $1 2/3 Common Stock and GM Class H Common Stock, such that, prior to the consummation of the Merger, such shares of Hughes Class A Common Stock shall represent the entire equity interest in Hughes; and

                   WHEREAS, the parties intend that (a) the Merger constitute a tax-free "reorganization" within the meaning of
         Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) certain of the transactions contemplated by the Hughes Distribution Agreement qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code; and

                   WHEREAS, the respective Boards of Directors of GM, Hughes and Raytheon have determined that the Merger is desirable and in the best interests of their respective common stockholders and, by resolutions duly adopted, the respective Boards of Directors of Hughes and Raytheon have approved and adopted this Agreement and the respective Boards of Directors of GM and Raytheon have approved and adopted the GM Implementation Agreement;

                   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                    THE MERGER

                   Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Raytheon shall be merged with and into Hughes as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6. Following the Merger, the separate corporate existence of Raytheon shall cease and Hughes shall continue its existence









         under the laws of the State of Delaware. Hughes, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving
         Corporation".

                   Section 1.2. Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger, which shall be immediately following the consummation of the GM Merger. Prior to the filing referred to in this Section 1.2, a closing shall be held at the New York offices of Weil, Gotshal & Manges LLP, or such other place as Hughes and Raytheon may agree on a date (the "Closing Date") mutually agreed to by Hughes and Raytheon.

                   Section 1.3. Effects of The Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   Section 1.4. Certificate of Incorporation and By-laws. Unless the same already shall have been adopted, the Certificate of Merger shall provide that at the Effective Time
         (i) the Certificate of Incorporation of the Surviving Corporation shall be the certificate of incorporation attached as Exhibit A (except as regards the corporate name), (ii) the By-laws of the Surviving Corporation shall be the By-laws attached as Exhibit B and (iii) the corporate name of the Surviving Corporation shall be "Raytheon Company."

                   Section 1.5. Boards, Committees and Officers. At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain officers of the Surviving Corporation (as indicated on Exhibit E) shall be as set forth on Exhibit E until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit E or until their respective successors are duly appointed or elected and qualified, as the case may be. Hughes shall create, effective from and after the Effective Time, the following three new committees: a Management Transition Committee which shall be responsible for supervising and implementing the integration of the businesses, facilities, functions and employees of Hughes, Raytheon and the Defense Systems and Electronics business of Texas Instruments Incorporated to be acquired by Raytheon, which shall be chaired by an individual who prior to the Effective Time is an executive officer of Hughes; a Board Transition Committee which shall be responsible for resolving issues relating to such integration at the Board of Directors level; and a Defense Business Executive Council which shall supervise and manage the combined defense businesses of Hughes, Raytheon and the Defense Systems and Electronics









         business of Texas Instruments Incorporated to be acquired by Raytheon, on an ongoing basis and shall serve as a vehicle for planning, communication and decision making on issues involving such combined businesses. The composition of such committees also shall be as set forth on Exhibit E until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit E or until their respective successors are duly appointed or elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit E ceases to be a full-time employee of Hughes or Raytheon prior to the Effective Time, or if any director, committee member or committee chairman listed or designated on Exhibit E is not available to serve as such at the Effective Time, the parties shall agree upon another person to serve in such person's stead. On or prior to the Effective Time, Hughes, to the extent necessary, shall deliver to Raytheon evidence of the resignations of the directors of Hughes not so designated to be continuing to serve as directors of the Surviving Corporation, such resignations to be effective as of the Effective Time.

                   Section 1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Raytheon or Hughes, or (b) otherwise carry out the provisions of this Agreement, Raytheon and its directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the directors and officers of the Surviving Corporation are authorized in the name of Hughes or Raytheon, as the case may be, or otherwise to take any and all such action.


                                    ARTICLE 2

                             CONVERSION OF SECURITIES

                   Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Hughes, Raytheon, any holder of Hughes Class A Common Stock, any holder of Raytheon Common Stock or any other person:

                   (a) Subject to Section 2.3 below, each whole share of Hughes Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall









         remain outstanding and shall be unchanged after the Merger, and each fractional share of Hughes Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent an equivalent fractional share of Hughes Class B Common Stock (which shall be sold by the Exchange Agent as provided in Section 2.3 below). For purposes of determining whether a holder of Hughes Class A Common Stock immediately prior to the Effective Time holds a fractional share of Hughes Class A Common Stock, all shares of Hughes Class A Common Stock held by such holder shall be aggregated;

                   (b) Each share of common stock, par value $1.00 per share, of Raytheon ("Raytheon Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and represent one share of Hughes Class B Common Stock; and

                   (c) Each share of capital stock of Raytheon held in the treasury of Raytheon or owned by any wholly-owned subsidiary of Raytheon shall be cancelled and retired and no payment shall be made in respect thereof.

                   Section 2.2.  Exchange of Certificates.

                   (a) Exchange Agent. Following the Effective Time, Hughes shall deposit with the exchange agent mutually agreed to and designated by Hughes and Raytheon (the "Exchange Agent"), as required for exchange in accordance with this Section 2.2, certificates representing shares of Hughes Class B Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Raytheon Common Stock and cash, as required for payments pursuant to Section 2.2(c) below (such shares of Hughes Class B Common Stock, together with any cash deposited with the Exchange Agent pursuant to this Section 2.2, being hereinafter referred to as the "Exchange Fund.")

                   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent, pursuant to the terms of an exchange agent agreement to be entered into with Hughes prior to the Effective Time, shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Raytheon Common Stock whose shares were converted into shares of Hughes Class B Common Stock pursuant to Section 2.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Hughes and Raytheon may specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Hughes Class B Common Stock. Upon surrender of a Certificate for cancellation to the









         Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Hughes Class B Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article, after giving effect to any required withholding tax pursuant to Section 2.4(c) below, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of Raytheon Common Stock ("Raytheon Stockholders"). In the event of a transfer of ownership of shares of Raytheon Common Stock which is not registered on the transfer records of Raytheon, a certificate representing the proper number of shares of Hughes Class B Common Stock, together with a check for the cash to be paid in lieu of unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Raytheon Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent that number of whole shares of Hughes Class B Common Stock into which the shares of Raytheon Common Stock formerly represented by such Certificate shall have been converted, together with the right to receive any unpaid dividends and distributions.

                   (c) Distributions With Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Hughes Class B Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Law (as defined herein), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Hughes Class B Common Stock issued in exchange therefor, without interest, (i) promptly following such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Hughes Class B Common Stock and not paid, less the amount of any withholding taxes which may be required thereon pursuant to
         Section 2.4(c) below, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Hughes Class B Common Stock, less the amount of any withholding taxes which may be required thereon.









                   (d) No Further Ownership Rights in Raytheon Common Stock. All shares of Hughes Class B Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article 2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Raytheon Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers of shares of Raytheon Common Stock on the stock transfer books of Raytheon. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

                   Section 2.3.  No Fractional Share Certificates.

                   (a) Determination of Excess Shares. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of fractional shares of Hughes Class A Common Stock converted into Hughes Class B Common Stock pursuant to Section 2.1(a) (such aggregate number of shares being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of GM Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in subsection (b) of this Section 2.3.

                   (b) Common Shares Trust. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Hughes Class B Common Stock constituting Excess Shares, the Exchange Agent will hold such proceeds in trust for the holders of such Hughes Class B Common Stock (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares.
         The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of such fractional interests in Hughes Class B Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of fractional share interests to which such holder of Hughes Class B Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all such holders of Hughes Class B Common Stock are entitled.









                   (c)  Distribution to Holders of Fractional Hughes
         Class B Common Stock.   As soon as practicable after the
         determination of the amount of cash, if any, to be paid to holders of Hughes Class B Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Hughes Class B Common Stock, subject to and in accordance with the terms of this Agreement.

                   Section 2.4.  Exchange Fund and Common Shares Trust
         Matters.

                   (a) No Liability. None of any party hereto, the Exchange Agent or the Surviving Corporation shall be liable to any person in respect of any shares of Hughes Class B Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any dividends or distributions with respect to whole shares of Hughes Class B Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined herein)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law (as defined in Section 3.8 hereof), become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                   (b) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund and the Common Shares Trust, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation from time to time as the Surviving Corporation may request.

                   (c) Withholding Rights. The Exchange Agent, on behalf of the Surviving Corporation, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Raytheon Common Stock and to any holder of fractional interests in Hughes Class B Common Stock as set forth in Section 2.3 above, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax (as defined herein) law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Raytheon Common Stock or Hughes Class B Common Stock, as the case may be, in respect of which such deduction and withholding was made.









                   (d) Termination of Exchange Fund and Common Shares Trust. Any portion of the Exchange Fund and the Common Shares Trust which remains undistributed for six months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of fractional interests in Hughes Class B Common Stock or any holders of Raytheon Common Stock representing Hughes Class B Common Stock who have not theretofore complied with the provisions of this Article 2 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Hughes Class B Common Stock, dividends and other distributions, if any, and, with respect to shares of Hughes Class B Common Stock constituting Excess Shares, any cash in lieu of fractional shares thereof, as the case may be.

                   Section 2.5. Treatment of Raytheon Stock Options. Prior to the Effective Time, Hughes and Raytheon shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Raytheon in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Raytheon or its subsidiaries or to any other persons by Raytheon (each, a "Raytheon Option") to be automatically converted at the Effective Time into an option (a "Hughes Exchange Option") to purchase that number of shares of Hughes Class B Common Stock equal to the number of shares of Raytheon Common Stock issuable immediately prior to the Effective Time upon exercise of the Raytheon Option (without regard to actual restrictions on exercisability), with an exercise price equal to the exercise price which existed under the corresponding Raytheon Option, and with other terms and conditions that are the same as the terms and conditions of such Raytheon Option immediately before the Effective Time (except for any changes in vesting rights or permitted time of exercise which result from the occurrence of the Merger). In connection with the issuance of Hughes Exchange Options, Hughes shall (i) reserve for issuance the number of shares of Hughes Class B Common Stock that will become subject to Hughes Exchange Options pursuant to this Section 2.5, and (ii) from and after the Effective Time, upon exercise of Hughes Exchange Options, make available for issuance all shares of Hughes Class B Common Stock covered thereby, subject to the terms and conditions applicable thereto.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF HUGHES

                   In order to induce Raytheon to enter into this Agreement, Hughes hereby represents and warrants to Raytheon that the statements contained in this Article are true, correct and complete. The parties hereto agree that representations and warranties of Hughes









         set forth in this Article 3 have been prepared on a basis that reflects the consummation of the HEC Reorganization (as defined in the Hughes Distribution Agreement, the "HEC Reorganization") and accordingly, all references to Hughes exclude all businesses, assets or obligations of Hughes which will not be such following the consummation of the HEC Reorganization.

                   Section 3.1. Organization and Standing. Hughes and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with respect to Hughes, and under the laws of its state or other jurisdiction of incorporation, with respect to its significant subsidiaries, in each case with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted. Hughes and each of its significant subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Hughes. Hughes is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or by-laws, as amended.

                   Section 3.2. Subsidiaries. Hughes does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the disclosure schedule delivered by Hughes to Raytheon and dated as of the date hereof (the "Hughes Disclosure Schedule"). Except as set forth in Section 3.2 to the Hughes Disclosure Schedule, Hughes is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Except as set forth in Section 3.2 to the Hughes Disclosure Schedule, Hughes owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such significant subsidiary) of each of its significant subsidiaries. Each of the outstanding shares of capital stock of each of Hughes' significant subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Hughes free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 3.2 to the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any significant subsidiary of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any significant subsidiary of Hughes; and no significant subsidiary of Hughes









         has any obligation of any kind to issue any additional securities or to pay for securities of Hughes or any significant subsidiary of Hughes or any predecessor of any of the foregoing.

                   Section 3.3. Corporate Power and Authority. Hughes has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hughes and the consummation of the transactions contemplated hereby to be effected by Hughes have been duly authorized by all necessary corporate action on the part of Hughes. This Agreement has been duly executed and delivered by Hughes, and constitutes the legal, valid and binding obligation of Hughes, enforceable against it in accordance with its terms.

                   Section 3.4. Capitalization of Hughes. (a) As of September 30, 1996, Hughes' authorized capital stock consisted solely of 75,000 shares of common stock, without par value, all of which were issued and outstanding. Each outstanding share of Hughes capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights and is owned indirectly by GM free and clear of all liens, pledges, security interests, claims or other encumbrances. Each share of Hughes Class B Common Stock to be issued in connection with the Merger will be duly authorized and validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. Hughes has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of Hughes on any matter.

                   (b) Immediately prior to the Effective Time, but after giving effect to the GM Transactions, Hughes will have
         (i) 102,630,503 shares of Class A Common Stock outstanding,
         (ii) no shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options, warrants and convertible securities, (iii) not more than 4,150,000 shares of Class B Common Stock reserved for issuance upon the exercise of outstanding options (plus (x) up to 1,000,000 additional shares of Class B Common Stock which may be reserved for issuance in respect of options granted after July 1, 1997 in accordance with Section 5(c) of Schedule EM of the Separation Agreement and plus (y) such additional shares of Class B Common Stock which may be reserved for issuance in respect of options associated with any corporate employees of Hughes or its affiliates which Hughes and Raytheon agree may become or remain employees of the Surviving Corporation after the Merger), (iv) no shares of any other class of capital stock outstanding, and
         (v) except as set forth in the foregoing clause (iii) or as otherwise contemplated by this Agreement, no shares of Class A Common Stock, Class B Common Stock or any other class of capital stock subject in any event to issuance upon the exercise, conversion or exchange of any other securities or pursuant to any contractual or other right, option, warrant or agreement.









                   (c) Other than as contemplated by the Merger or as set forth in Section 3.4 to the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Hughes; and Hughes has no obligation of any kind to issue any additional securities or to pay for securities of Hughes or any predecessor or affiliate. The issuance and sale of all of the shares of capital stock described in this Section 3.4 have been in compliance with federal and state securities laws. Except as set forth in Section 3.4 to the Hughes Disclosure Schedule, Hughes has not agreed to register any securities under the Securities Act of 1933, as amended (together with rules and regulation thereunder, the "Securities Act"), or under any state securities law or granted registration rights with respect to any securities of Hughes to any person or entity.

                   Section 3.5. Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Hughes nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any provision of the certificate of incorporation or by-laws of Hughes or its significant subsidiaries;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hughes or any of its significant subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which Hughes or any of its significant subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hughes or any of its significant subsidiaries or any of their respective properties or assets; or

                   (d)  except as contemplated by the Hughes
         Distribution Agreement, require any action or consent or approval of, or review by, or registration or filing by Hughes or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or au-









         thority (a "Governmental Authority"), other than (i) authorization for listing of the shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance,
         (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any comparable laws of foreign jurisdictions, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iv) as set forth in Section 3.5 to the Hughes Disclosure Schedule;

         except in the case of (b), (c) and (d) for any of the foregoing that, individually or in the aggregate, would neither have a material adverse effect on Hughes nor materially delay or adversely impact Hughes' ability to consummate the transactions contemplated hereby and by the other Transaction Agreements (as defined in the GM Implementation Agreement, the "Transaction Agreements").

                   Section 3.6. Hughes Financial Statements. (a) Included in the Hughes Disclosure Schedule are (i) pro forma unaudited consolidated balance sheets as of December 31, 1995 and 1994, and pro forma unaudited consolidated statements of income and cash flows for the two years ended December 31, 1995 and 1994, for Hughes and its subsidiaries (such financial statements, the "Hughes Statements" and the balance sheet as of December 31, 1995 included therein, the "Hughes Balance Sheet"), and (ii) an unaudited pro forma consolidated balance sheet and statement of income and cash flows at and for the nine months ended September 30, 1996 for Hughes and its subsidiaries (the "Hughes Interim Statements"). The Hughes Statements and the Hughes Interim Statements have been prepared on a basis that gives effect to the consummation of the HEC Reorganization, except to the extent disclosed in the notes thereto. The Hughes Balance Sheet (including any related notes and schedules) and the consolidated balance sheet included in the Hughes Interim Statements fairly present in all material respects the consolidated financial position of Hughes and its subsidiaries, after giving effect to the consummation of the HEC Reorganization, as of their respective dates, and each of the consolidated statements of income and cash flows included in the Hughes Statements and the Hughes Interim Statements fairly presents in all material respects the consolidated results of operations and cash flows, as the case may be, of Hughes and its subsidiaries, after giving effect to the consummation of the HEC Reorganization, for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied except as disclosed in the Basis of Presentation note thereto and except that footnotes to the Hughes Statements and the Hughes Interim Statements required by GAAP are omitted.









                   (b) Proper accounting controls are, and since January 1, 1994, have been, in place to ensure that no portion of any international sales representative commission or contingent fee payment is included, directly or indirectly, in the contract price of any sale to the United States Government pursuant to the Foreign Military Sales ("FMS") program, or any sale to a foreign government financed in whole or in part with funding from the U.S. Foreign Military Finance ("FMF") program, except as permitted thereunder and except where there is no reasonable likelihood that the failure to have in place such controls would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (c) below and in Sections
         3.9 and 3.13, $100 million.

                   (c)  All payments to international sales
         representatives since January 1, 1994, including commission and contingent fee payments to international sales representatives on FMS and FMF contracts, (i) have been accurately reported on Hughes' books and records, and (ii) have been made consistent with all applicable United States and foreign laws and regulations, except where there is no reasonable likelihood that the failure to accurately report or to be consistent with applicable law would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (b) above and in Sections
         3.9 and 3.13, $100 million.

                   Section 3.7. Registration Statement. None of the information provided by or on behalf of Hughes for inclusion in the registration statement on Form S-4, as supplemented or amended from time to time (the "Registration Statement"), including the prospectus, as supplemented or amended from time to time, relating to the shares of Hughes Class B Common Stock to be issued in the Merger (the "Prospectus"), at the time it becomes effective or, in the case of Raytheon's proxy statement or consent solicitation with respect to the Merger, as supplemented or amended from time to time (the "Proxy Statement"), at the date of mailing or at the date of voting or consent and approval with respect thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the cir-cumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to Raytheon, will comply as to form in all material respects with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act").

                   Section 3.8. Compliance with Law. Hughes and its subsidiaries are in compliance with, and at all times since December 31, 1994 have been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or









         judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Law") relating to them or their businesses or properties, including, without limitation, the Truth-In-Negotiations Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act and the Cost Accounting Standards, except where the failure to be in compliance therewith would not have a material adverse effect on Hughes.

                   Section 3.9.  Litigation.  Except as set forth in
         Section 3.9 to the Hughes Disclosure Schedule, there is no suit, claim, action, proceeding or investigation, whether civil, criminal or administrative in nature (an "Action"), pending or, to the knowledge of Hughes threatened against Hughes or any of its subsidiaries, nor are there any facts known to Hughes which would support an Action, which has any reasonable likelihood of resulting in unreserved liability to Hughes or its subsidiaries in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 3.6(b) and (c) and Section 3.13, $100 million or a material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby. Hughes is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Hughes or on its ability to consummate the transactions contemplated hereby. Except as set forth in Section 3.9 to the Hughes Disclosure Schedule, since December 31, 1994, neither Hughes nor any of its significant subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Hughes or any such subsidiaries.

                   Section 3.10. Taxes. Hughes and its subsidiaries have filed (or there have been duly filed on their behalf) all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof (taking into account extensions). All of the foregoing returns and reports, to the extent they relate to the income, assets or business of Hughes or its subsidiaries, are true and correct in all material respects, and Hughes and its subsidiaries have paid (or there have been paid on their behalf), or adequate provision has been made in the financial statements of Hughes included in the Hughes Disclosure Schedule for all taxes payable in respect of all periods ending on or prior to September 30, 1996. None of Hughes or any of its subsidiaries
         (i) will have any liability for any taxes in excess of the amounts so paid or reserves so established, (ii) is delinquent in the payment of any tax, assessment or governmental charge or
         (iii) has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, except, in each case, where such liability, delinquency or failure to request such an extension would not









         have a material adverse effect on Hughes. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Hughes or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 3.10 to the Hughes Disclosure Schedule, none of Hughes or any of its subsidiaries (or any consolidated, combined or unitary group of which any such corporation is a member) is the subject of any tax audit which could reasonably be expected to have a material adverse effect on Hughes. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The consolidated federal income tax returns of GM through the fiscal year ending December 31, 1990 have been audited by the Internal Revenue Service. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon.

                   Section 3.11. Absence of Certain Changes. (a) Except as set forth in Section 3.11 to the Hughes Disclosure Schedule and except as contemplated by the GM Implementation Agreement, since September 30, 1996, the businesses of Hughes and its subsidiaries have been conducted in the ordinary course, consistent with past practice, and there has been no
         (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Hughes and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby.

                   (b) Except (i) as set forth in Schedule 3.11 to the Hughes Disclosure Schedule, (ii) for the Separation Agreements (as defined in the Hughes Distribution Agreement, the "Separation Agreement"), and (iii) pursuant to customary accounting practices relating to Government Contracts (A) neither Hughes nor any of its subsidiaries has entered into any agreement material to Hughes and its subsidiaries, taken as a whole, with GM or any affiliate of GM on terms that are not as favorable, in all material respects, to terms that would be obtainable in comparable agreements with unrelated third parties, and (B) from the date hereof to the Effective Time Hughes will not enter into any such agreement, excluding for all purposes of this Section 3.11 any such agreement which will not continue in force from and after the Effective Time.

                   (c) Except (i) as set forth in Schedule 3.11 to the Hughes Disclosure Schedule and (ii) for the Separation
         Agreement, since September 30, 1996, neither Hughes nor any of its subsidiaries has taken any action referred to in clauses
         (i) through (xiii) of Section 5.2(a) hereof.









                   Section 3.12. Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the Hughes Interim Statements, neither Hughes nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, except (i) as set forth in
         Section 3.12 to the Hughes Disclosure Schedule, (ii) as incurred after the date of the Hughes Interim Statements in the ordinary course of business consistent with prior practice, or
         (iii) for liabilities and obligations which are not, individually or in the aggregate, material to Hughes and its subsidiaries, taken as a whole.

                   Section 3.13. Environmental Matters. (a) As used herein, the term "Environmental Laws" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all applicable authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notice or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                   (b) There are, with respect to Hughes and its subsidiaries, and to Hughes' knowledge with respect to its and their predecessors, no past or present material violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any applicable Environmental Laws and none of Hughes or its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or to Hughes' knowledge threatened in connection with any of the foregoing;

                   (c) Hughes is in material compliance with all applicable Environmental Laws;

                   (d) Hughes has all valid permits required under Environmental Laws for the operation of its business as presently conducted;

         except, in the case of (b), (c) and (d) for any of the foregoing matters that would not reasonably be expected to result in Hughes or its subsidiaries incurring unreserved losses, costs or expenses in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 3.6(b) and (c)









         and Section 3.9, $100 million, and except as is set forth in
         Section 3.9 or 3.13 to the Hughes Disclosure Schedule.

                   Section 3.14. Employee Benefits. (a) The plans, contracts or arrangements described in subsections 3, 4, 5, 6 and 7 of Schedule EM to the Separation Agreement include
         (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, which Hughes and/or its subsidiaries maintain (the "Hughes Employee Benefit Plans") and (ii) all material employment agreements, and all material bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, collective bargaining agreements, workers' compensation, policies and arrangements with respect to the employment and termination of employment of any officer, director or other employee whose principal place of employment is in the United States under which Hughes or its subsidiaries could have any liability (the "Hughes Employee Arrangements").

                   (b) With respect to each Hughes Employee Benefit Plan and Hughes Employee Arrangement, a complete and correct copy of each of the following documents has been provided or made available to Raytheon: (i) the most recent plan document or agreement, and all amendments thereto and all related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; and (iii) the most recent actuarial and financial reports.

                   (c) None of the Hughes Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

                   (d) With respect to each Hughes Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or
         Section 412 or 4971 of the Code (other than a Multiemployer Plan, as defined below), except as would not have a material adverse effect on Hughes: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived;
         (ii) except for the Hughes Employee Benefit Plans disclosed in
         Section 3.14(d) of the Hughes Disclosure Schedule, the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under the Plan (whether or not vested), on a termination basis; (iii) other than the consummation of the transactions contemplated by this Agreement, no reportable event within the meaning of Section 4043(c) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been paid in full and there are no outstanding penalties or interest assessments. With respect to each Hughes Employee Benefit Plan which is a Multiemployer Plan, except as would not have a material adverse effect on Hughes: (i) no Withdrawal Liability (as defined below) exists that has not been satisfied in full; (ii) if Hughes or any of its subsidiaries were to experience a withdrawal or









         partial withdrawal from such Plan, no Withdrawal Liability would be incurred; and (iii) neither Hughes nor any of its subsidiaries has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated. A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                   (e) All contributions required to have been made by Hughes or its subsidiaries under any Hughes Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions), except where any failure to contribute would not, individually or in the aggregate, have a material adverse effect on Hughes.

                   (f) The Hughes Employee Benefit Plans and Hughes Employee Arrangements have been maintained, in all material respects, in accordance with their terms and Applicable Law, including but not limited to the filing of applicable reports, documents and notices regarding any Hughes Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Hughes Employee Benefit Plans, except where any failure to comply would not, individually or in the aggregate, have a material adverse effect on Hughes.

                   (g) With respect to each Hughes Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, except to the extent such circumstances or events can be cured without a material adverse effect on Hughes. Each Hughes Employee Benefit Plan which is intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code), except as would not have a material adverse effect on Hughes.

                   (h)  Section 3.14(h) of the Hughes Disclosure
         Schedule (i) identifies each Hughes Employee Benefit Plan and each Hughes Employee Arrangement that is part of a plan or arrangement that is to be split pursuant to Schedule EM to the Separation Agreement,









         (ii) identifies any funding vehicle associated therewith and
         (iii) states whether there are any employee contributions made with respect thereto.

                   Section 3.15. Brokerage and Finder's Fees. Except for obligations to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, neither Hughes nor any of its affiliates, stockholders, directors, officers or employees has incurred or will incur on behalf of Hughes or any affiliate of Hughes, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than with respect to the fee of Goldman, Sachs & Co., which may be paid by Hughes, no such fee will be charged against or payable by Hughes or any subsidiary thereof, and if the fee of Goldman, Sachs & Co. is payable by Hughes after the Effective Time, it will be reflected as a liability on the Closing Date Balance Sheet (as defined in the Separation Agreement). A copy of all agreements relating to any such fee payable by Hughes or any subsidiary thereof to Goldman, Sachs & Co. has (or upon request will be) delivered to Raytheon.

                   Section 3.16. Opinion of Financial Advisor. The Boards of Directors of GM, HEC and Hughes have received the written opinion of Goldman, Sachs & Co., their financial advisor, to the effect that, as of January 16, 1997, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole. Hughes has heretofore provided a copy of such opinion to Raytheon and such opinion has not been withdrawn, revoked or modified.

                   Section 3.17. Board and Stockholder Approval. The Board of Directors of Hughes, at a meeting duly called and held, has, by unanimous vote of the directors then in office determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Hughes and its stockholder. Hughes Electronics Corporation ("HEC"), in its capacity as sole stockholder of Hughes, has, acting by written consent, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Hughes and its stockholder, and adopted and approved this Agreement and the transactions contemplated hereby. No other vote of the holders of any class or series of Hughes capital stock or indebtedness is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                   Section 3.18. DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Hughes has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) to its knowledge, any other state takeover law or state law that purports to limit or restrict business combinations or the ability









         to acquire or vote shares (i) the execution of this Agreement,
         (ii) the Merger and (iii) the transactions contemplated hereby and by the Hughes Distribution Agreement.

                   Section 3.19. Permits. Hughes and its subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for them to own, lease and operate their properties and assets and to carry on their business as now conducted or as presently contemplated to be conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not have a material adverse effect on Hughes.

                   Section 3.20. Restrictive Agreements. Except as set forth in Section 3.20 of the Hughes Disclosure Schedule, Hughes and its subsidiaries will not be parties to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, after the Effective Time, the ability of Hughes or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit, after the Effective Time, the ability of the Surviving Corporation or any subsidiary thereof.

                   Section 3.21. Real Estate. Each of Hughes and its subsidiaries (i) has good and marketable title to its owned real properties and (ii) has valid and subsisting leasehold interests in its leased real properties, in each case free and clear of any liens or encumbrances of whatsoever nature, other than liens and encumbrances which would not reasonably be expected to have a material adverse effect on Hughes. The real property leased or owned by Hughes or any of its subsidiaries (including, without limitation, all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards would not reasonably be expected to have a material adverse effect on Hughes. Except as set forth in Section 3.21 of the Hughes Disclosure Schedule, no material real property owned or leased by Hughes or any of its subsidiaries is subject to any sales contracts, option, right of first refusal or similar agreement or arrangement with any third party.









                   Section 3.22. Employees. (a) There is no labor strike or work stoppage pending or, to the knowledge of Hughes, threatened against Hughes or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Hughes.
         Except as set forth in Section 3.22 of the Hughes Disclosure Schedule, neither Hughes nor any of its subsidiaries is a party to any collective bargaining agreement, nor has Hughes received, within the past 12 months, any demand or request for recognition by a labor organization purporting to represent any employees of Hughes or its subsidiaries.

                   (b) Except as set forth in Section 3.22 of the Hughes Disclosure Schedule, neither Hughes nor any of its subsidiaries is a party to any severance or change-in-control plan or agreement which could entitle any employee of Hughes or any such subsidiary to payments as a result of the consummation of the transactions contemplated by this Agreement.

                   Section 3.23. Certain Retirement Assets. (a) The aggregate fair market value of the assets of the HEC Bargaining and Nonbargaining Retirement Plans as of November 30, 1996 was not less than $7,000,000,000. The actuarial accrued liability for such plans as of December 1, 1995 under government cost accounting standards was $4,677,000,000 as calculated and disclosed in the Actuarial Reports for Fiscal Year ending December 31, 1996 and Plan Year beginning December 1, 1995 as prepared by Towers, Perrin. To the best knowledge of Hughes, as of December 1, 1996 there has been no material increase in such liabilities, other than those arising as a result of benefit accruals, terminations, retirements, salary increases and growth due to interest, all of which have occurred in the ordinary course of business.

                   (b) To the best knowledge of Hughes, the share of the assets of the HEC Retirement Plan allocable to the defense business under government cost accounting standards (i.e., the Defense Business Fraction, as defined in Schedule EM to the Separation Agreement as determined as of November 30, 1996) is not less than 70% as of November 30, 1996.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF RAYTHEON

                   In order to induce Hughes to enter into this Agreement, Raytheon hereby represents and warrants to Hughes that the statements contained in this Article are true, correct and complete.









                   Section 4.1. Organization and Standing. Raytheon and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with respect to Raytheon, and under the laws of its state or other jurisdiction of incorporation, with respect to its significant subsidiaries, in each case with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted.
         Raytheon and each of its significant subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Raytheon. Raytheon is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended or by-laws, as amended and restated.

                   Section 4.2. Subsidiaries. Raytheon does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule delivered by Raytheon to Hughes and dated as of the date hereof (the "Raytheon Disclosure Schedule"). Except as set forth in Section 4.2 to the Raytheon Disclosure Schedule, Raytheon is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Except as set forth in Section 4.2 to the Raytheon Disclosure Schedule, Raytheon owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such significant subsidiary) of each of its significant subsidiaries. Each of the outstanding shares of capital stock of each of Raytheon's significant subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Raytheon free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 4.2 to the Raytheon Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any significant subsidiary of Raytheon, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any significant subsidiary of Raytheon; and no significant subsidiary of Raytheon has any obligation of any kind to issue any additional securities or to pay for securities of Raytheon or any significant subsidiary of Raytheon or any predecessor of any of the foregoing.









                   Section 4.3.  Corporate Power and Authority.
         Raytheon has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of Raytheon Stockholders, Raytheon has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Raytheon and the consummation of the transactions contemplated hereby to be effected by Raytheon have been duly authorized by all necessary corporate action on the part of Raytheon, subject to the approval of Raytheon Stockholders. This Agreement has been duly executed and delivered by Raytheon, and constitutes the legal, valid and binding obligation of Raytheon, enforceable against it in accordance with its terms.

                   Section 4.4. Capitalization of Raytheon. (a) As of December 31, 1996, Raytheon's authorized capital stock consisted solely of (x) 400,000,000 shares of Raytheon Common Stock, of which (i) 236,250,167 shares were issued and outstanding, (ii) 69,123,796 shares of Raytheon Common Stock were held in the treasury of Raytheon and (iii) 12,570,360 shares were reserved for issuance upon the exercise or conversion of outstanding options granted by Raytheon with an average weighted exercise price as set forth in Section 4.4 of the Raytheon Disclosure Schedule and (y) 3,000,000 shares of preferred stock, without par value, none of which were issued and outstanding or reserved for issuance. Each outstanding share of Raytheon capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Raytheon has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of Raytheon on any matter.

                   (b) Other than as contemplated by the Merger or as set forth in Section 4.4 to the Raytheon Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Raytheon, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Raytheon; and Raytheon has no obligation of any kind to issue any additional securities or to pay for securities of Raytheon or any predecessor or affiliate. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. The Raytheon Disclosure Schedule accurately sets forth the number of shares of Raytheon Common Stock issuable upon exercise of Raytheon Options, and the average exercise prices with respect thereto, along with a list of the options held by each corporate officer of Raytheon. Except as set forth in Section
         4.4 to the Raytheon Disclosure Schedule, Raytheon has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights with respect to any securities of Raytheon to any person or entity.









                   Section 4.5. Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Raytheon nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any provision of the certificate of incorporation or by-laws of Raytheon or its significant subsidiaries;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Raytheon or any of its significant subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which Raytheon or any of its significant subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raytheon or any of its significant subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Raytheon or any of its affiliates with, any third party or any Governmental Authority, other than, (i) authorization of the Merger and the transactions contemplated hereby by Raytheon Stockholders, (ii) actions required by the HSR Act and any comparable laws of foreign jurisdictions, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) as set forth in Section
         4.5 to the Raytheon Disclosure Schedule;

         except in the case of (b), (c) and (d) for any of the foregoing that, individually or in the aggregate, would neither have a material adverse effect on Raytheon nor materially delay or adversely impact Raytheon's ability to consummate the transactions contemplated hereby.

                   Section 4.6. Raytheon SEC Documents. (a) Raytheon has timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Raytheon SEC Documents"). The Raytheon SEC Documents, including any financial statements or schedules included therein, at the time filed









         (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Raytheon included in the Raytheon SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Raytheon and its consolidated subsidiaries as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                   Included in the Raytheon Disclosure Schedule are (i) audited consolidated balance sheets as of December 31, 1995 and 1994, and consolidated statements of income, cash flows and shareholders' equity for the two years ended December 31, 1995 and 1994, together with a report of Raytheon's independent accountants thereon, for Raytheon and its subsidiaries (such financial statements, the "Raytheon Statements" and the balance sheet as of December 31, 1995 included therein, the "Raytheon Balance Sheet"), and (ii) an unaudited consolidated balance sheet and statement of income, cash flows and shareholders' equity at and for the nine months ended September 29, 1996 for Raytheon and its subsidiaries (the "Raytheon Interim Statements"). The Raytheon Balance Sheet (including any related notes and schedules) and the consolidated balance sheet included in the Raytheon Interim Statements fairly present in all material respects the consolidated financial position of Raytheon and its subsidiaries as of their respective dates, and each of the consolidated statements of income, cash flows and shareholders' equity included in the Raytheon Statements and the Raytheon Interim Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of Raytheon and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied except as disclosed in the footnotes thereto.

                   (b)  Proper accounting controls are, and since
         January 1, 1994, have been, in place to ensure that no portion of any international sales representative commission or contingent fee payment is included, directly or indirectly, in the contract price of any sale to









         the United States Government pursuant to the FMS program, or any sale to a foreign government financed in whole or in part with funding from the FMF program, except as permitted thereunder and except where there is no reasonable likelihood that the failure to have in place such controls would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (c) below and in Sections 4.9 and 4.13, $100 million.

                   (c)  All payments to international sales
         representatives since January 1, 1994, including commission and contingent fee payments to international sales representatives on FMS and FMF contracts, (i) have been accurately reported on Raytheon's books and records, and (ii) have been made consistent with all applicable United States and foreign laws and regulations, except where there is no reasonable likelihood that the failure to accurately report or to be consistent with applicable law would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (b) above and in Sections
         4.9 and 4.13, $100 million.

                   Section 4.7. Registration Statement. None of the information provided by or on behalf of Raytheon for inclusion in the Registration Statement, including the Prospectus, at the time it becomes effective, or in the Proxy Statement, at the date of mailing or at the date of voting or consent and approval with respect thereto, and none of the information provided by Raytheon for inclusion in GM's proxy statement or consent solicitation statement regarding the GM Transactions (the "GM Proxy Statement") at the date of mailing or at the date of voting or consent and approval with respect thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, except for such portions thereof that relate only to GM or Hughes, and such portions of the Registration Statement that relate only to Raytheon, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                   Section 4.8. Compliance with Law. Raytheon and its subsidiaries are in compliance with, and at all times since December 31, 1994 have been in compliance with, all Applicable Law relating to them or their businesses or properties, including, without limitation, the Truth-In-Negotiations Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act and the Cost Accounting Standards, except where the failure to be in compliance therewith would not have a material adverse effect on Raytheon.









                   Section 4.9.  Litigation.  Except as set forth in
         Section 4.9 to the Raytheon Disclosure Schedule, there is no Action pending or, to the knowledge of Raytheon, threatened against Raytheon or any of its subsidiaries, nor are there any facts known to Raytheon which would support an Action, which has any reasonable likelihood of resulting in unreserved liability to Raytheon or its subsidiaries in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 4.6(b) and (c) and Section 4.13, $100 million or a material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby. Raytheon is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Raytheon or on its ability to consummate the transactions contemplated hereby. Except as set forth in Section 4.9 to the Raytheon Disclosure Schedule, since December 31, 1994, neither Raytheon nor any of its significant subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Raytheon or any such subsidiaries.

                   Section 4.10. Taxes. Raytheon and its subsidiaries have duly filed all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof (taking into account extensions). All of the foregoing returns and reports are true and correct in all material respects, and Raytheon and its subsidiaries have paid or made adequate provision in the financial statements of Raytheon included in the Raytheon Disclosure Schedule for all taxes payable in respect of all periods ending on or prior to September 30, 1996. None of Raytheon or any of its subsidiaries (i) will have any liability for any taxes in excess of the amounts so paid or reserves so established, (ii) is delinquent in the payment of any tax, assessment or governmental charge or (iii) has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, except, in each case, where such liability, delinquency or failure to request such an extension would not have a material adverse effect on Raytheon. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Raytheon or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.10 to the Raytheon Disclosure Schedule, none of Raytheon or any of its subsidiaries is the subject of any tax audit which could reasonably be expected to have a material adverse effect on Raytheon. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The consolidated federal income tax









         returns of Raytheon through the fiscal year ending December 31, 1991 have been audited by the Internal Revenue Service.

                   Section 4.11. Absence of Certain Changes. (a) Except as set forth in Section 4.11 to the Raytheon Disclosure Schedule, since September 29, 1996, the businesses of Raytheon and its subsidiaries have been conducted in the ordinary course, consistent with past practice, and there has been no
         (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby.

                   (b) Except as set forth in Section 4.11 to the Raytheon Disclosure Schedule, since September 29, 1996, neither Raytheon nor any of its subsidiaries has taken any action referred to in clauses (i) through (vi) of Section 5.3(b) hereof.

                   Section 4.12. Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the Raytheon Interim Statements, neither Raytheon nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due except (i) as set forth in Section 4.12 to the Raytheon Disclosure Schedule, (ii) as incurred after the date of the Raytheon Interim Statements in the ordinary course of business consistent with prior practice, or (iii) for liabilities and obligations which are not, individually or in the aggregate, material to Raytheon and its subsidiaries, taken as a whole.

                   Section 4.13. Environmental Matters. (a) There are, with respect to Raytheon and its subsidiaries, and to Raytheon's knowledge with respect to its and their predecessors, no past or present material violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any applicable Environmental Laws and none of Raytheon or its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or to Raytheon's knowledge threatened in connection with any of the foregoing;

                   (b) Raytheon is in material compliance with all applicable Environmental Laws;

                   (c) Raytheon has all valid permits required under Environmental Laws for the operation of its business as presently conducted;









         except, in each case, for any of the foregoing matters that would not reasonably be expected to result in Raytheon or its subsidiaries incurring unreserved losses, costs or expenses in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 4.6(b) and (c) and Section 4.9, $100 million, and except as is set forth in Section 4.9 or 4.13 to the Raytheon Disclosure Schedule.

                   Section 4.14. Employee Benefits. (a) Section 4.14(a) of the Raytheon Disclosure Schedule sets forth a complete and correct list of: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, which Raytheon and/or its subsidiaries maintain (the "Raytheon Employee Benefit Plans") and (ii) all material employment agreements, and all material bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, collective bargaining agreements, workers' compensation, policies and arrangements with respect to the employment and termination of employment of any officer, director or other employee whose principal place of employment is or was in the United States under which Raytheon or its subsidiaries could have any liability (the "Raytheon Employee Arrangements").

                   (b) With respect to each Raytheon Employee Benefit Plan and Raytheon Employee Arrangement, a complete and correct copy of each of the following documents has been provided or made available to Hughes: (i) the most recent plan document or agreement, and all amendments thereto and all related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; and (iii) the most recent actuarial and financial reports.

                   (c) Except as set forth in Section 4.14(c) of the Raytheon Disclosure Schedule, none of the Raytheon Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

                   (d) With respect to each Raytheon Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or
         Section 412 or 4971 of the Code (other than a Multiemployer
         Plan), except as would not have a material adverse effect on
         Raytheon: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
         Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under the Plan (whether or not vested), on a termination basis; (iii) other than the consummation of the transactions contemplated by this Agreement, no reportable event within the meaning of Section 4043(c) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been paid in full and there are no outstanding penalties or interest









         assessments. With respect to each Raytheon Employee Benefit Plan which is a Multiemployer Plan, except as would not have a material adverse effect on Raytheon: (i) no Withdrawal Liability exists that has not been satisfied in full; (ii) if Raytheon or any of its subsidiaries were to experience a withdrawal or partial withdrawal from such Plan, no Withdrawal Liability would be incurred; and (iii) neither Raytheon nor any of its subsidiaries has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated.

                   (e) All contributions required to have been made by Raytheon or its subsidiaries under any Raytheon Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions), except where any failure to contribute would not, individually or in the aggregate, have a material adverse effect on Raytheon.

                   (f) The Raytheon Employee Benefit Plans and Raytheon Employee Arrangements have been maintained, in all material respects, in accordance with their terms and Applicable Law, including but not limited to the filing of applicable reports, documents and notices regarding any Raytheon Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Raytheon Employee Benefit Plans, except where any failure to comply would not, individually or in the aggregate, have a material adverse effect on Raytheon.

                   (g) With respect to each Raytheon Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, except to the extent such circumstances or events can be cured without a material adverse effect on Raytheon. Each Raytheon Employee Benefit Plan which is intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code), except as would not have a material adverse effect on Raytheon.

                   Section 4.15. Brokerage and Finder's Fees. Except for Raytheon's obligations to Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, neither Raytheon nor any of its affiliates, stockholders, directors, officers or employees has incurred









         or will incur on behalf of Raytheon or any affiliate of Raytheon, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. A copy of all agreements relating to any such fees payable by Raytheon or any affiliate of Raytheon has (or upon request will be) delivered to Hughes.

                   Section 4.16. Opinion of Financial Advisor. The Board of Directors of Raytheon has received (a) the opinion of Bear, Stearns & Co. Inc. to the effect that, as of January 16, 1997, the financial terms of the Merger are fair to the Raytheon Stockholders from a financial point of view and (b) the opinion of Credit Suisse First Boston Corporation to the effect that, as of January 16, 1997, the Merger Consideration (as defined in such opinion) is fair to the Raytheon Stockholders from a financial point of view, and on or promptly following the date hereof such opinions will be confirmed in writing. Raytheon, promptly upon receipt thereof, will provide a copy of such written opinions to Hughes. Neither of such opinions has been withdrawn, revoked or modified.

                   Section 4.17. Board Recommendation. The Board of Directors of Raytheon, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Raytheon and the Raytheon Stockholders and (ii) resolved to recommend that the Raytheon Stockholders approve this Agreement and the transactions contemplated hereby.

                   Section 4.18. Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Raytheon Common Stock, voting as a single class, at the Raytheon stockholders meeting to adopt and approve this Agreement, is the only vote of the holders of any class or series of Raytheon capital stock or indebtedness necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                   Section 4.19. DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Raytheon has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) to its knowledge, any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.











                   Section 4.20.  Permits.  Raytheon and its
         subsidiaries have in effect all federal, state, local and foreign Permits necessary for them to own, lease and operate their properties and assets and to carry on their business as now conducted or as presently contemplated to be conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not have a material adverse effect on Raytheon.

                   Section 4.21. Restrictive Agreements. As of the date hereof, except as set forth in Section 4.21 of the Raytheon Disclosure Schedule, Raytheon and its subsidiaries will not be parties to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, after the Effective Time, the ability of Raytheon or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit, after the Effective Time, the ability of the Surviving Corporation or any subsidiary thereof.

                   Section 4.22. Real Estate. Each of Raytheon and its subsidiaries (i) has good and marketable title to its owned real properties and (ii) has valid and subsisting leasehold interests in its leased real properties, in each case free and clear of any liens or encumbrances of whatsoever nature, other than liens and encumbrances which would not reasonably be expected to have a material adverse effect on Raytheon. The real property leased or owned by Raytheon or any of its subsidiaries (including, without limitation, all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards would not reasonably be expected to have a material adverse effect on Raytheon. No material real property owned or leased by Raytheon or any of its subsidiaries is subject to any sales contracts, option, right of first refusal or similar agreement or arrangement with any third party.

                   Section 4.23. Employees. (a) There is no labor strike or work stoppage pending or, to the knowledge of Raytheon, threatened against Raytheon or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Raytheon. Except as set forth in Section 4.23 of the Raytheon Disclosure Schedule, neither Raytheon nor any of its subsidiaries is a party to any collective bargaining agreement, nor has Raytheon received, within the past 12 months, any









         demand or request for recognition by a labor organization purporting to represent any employees of Raytheon or its subsidiaries.

                   (b) Except as set forth in Section 4.23 of the Raytheon Disclosure Schedule, neither Raytheon nor any of its subsidiaries is a party to any severance or change-in-control plan or agreement which could entitle any employee of Raytheon or any such subsidiary to payments as a result of the consummation of the transactions contemplated by this Agreement.

                   Section 4.24. Shareholder Rights Plan. There does not exist any shareholder rights plan or any outstanding rights issued by Raytheon with respect to any of Raytheon's securities (other than as disclosed in Section 4.4(a)(iii) or Section 4.4 of the Raytheon Disclosure Schedule).


                                    ARTICLE 5

                             COVENANTS OF THE PARTIES

                   The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

                   Section 5.1.  Mutual Covenants.

                   (a) General. Each of the parties hereto shall use all commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including using all commercially reasonable efforts to cause the conditions set forth in Article 6 for which they are responsible to be satisfied as soon as practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request), subject to the limitations in Section 5.1(b) below.

                   (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Raytheon and Hughes shall










         furnish to the other such information and assistance as the other reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under the HSR Act or any comparable laws of foreign jurisdictions, and each of Raytheon and Hughes shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities. Each of Raytheon and Hughes hereby agrees to use its best efforts to cause the condition set forth in Section 6.1(b) of this Agreement to be satisfied, including, without limitation, by disposing of or holding separate, or agreeing to dispose of or hold separate, any assets (but in the case of Hughes, only Hughes Assets, as defined in the Separation Agreement).

                   Each of Raytheon and Hughes hereby agrees to use its best efforts to cooperate and assist in any defense by the other party hereto of the Merger before any Governmental Authority reviewing the Merger, including by promptly providing such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

                   (c) Tax-Free Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and certain of the transactions contemplated by the Hughes Distribution Agreement (the "Spin-Off Transactions") to qualify as tax-free spin-offs within the meaning of Sections
         355 and 368(a)(1)(D) of the Code.   Each of the parties and its
         affiliates shall use all commercially reasonable efforts to cause the Merger and the Spin-Off Transactions to so qualify and to obtain, as of the Effective Time, the opinions (the "Tax Opinions") of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to Hughes, substantially in the forms attached hereto as Exhibits G and H (or otherwise in form and substance satisfactory to Raytheon or Hughes, respectively), in each case to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code, it being understood that in rendering such Tax Opinions, such tax counsel shall be entitled to rely upon, inter alia, representations of officers of Raytheon and Hughes substantially in the form of Exhibits I and
         J. Neither party hereto nor its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) or that would cause the Spin-Off Transactions not to qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code. The parties shall take the position for all purposes that the Merger qualifies as a reorganization under Section 368(a) of the Code, and the Spin-Off Transactions qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code, unless and until the parties fail to obtain either of the Tax Opinions as of the Closing Date.









                   (d) NYSE Listing. The parties hereto shall use all commercially reasonable efforts to cause the shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued pursuant to the Hughes Distribution Agreement and the Merger, respectively, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                   (e) Letters of Accountants. Hughes shall use all commercially reasonable efforts to cause to be delivered to Raytheon two letters from Hughes' independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the date on which the Proxy Statement is mailed to Raytheon Stockholders, in each case addressed to Raytheon, in form and substance reasonably satisfactory to Raytheon and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

                   Raytheon shall use all commercially reasonable efforts to cause to be delivered to Hughes two letters from Raytheon's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the date on which the Proxy Statement is mailed to Raytheon Stockholders, in each case addressed to Hughes, in form and substance reasonably satisfactory to Hughes and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

                   (f) Public Announcements. Unless otherwise required by Applicable Law or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, the parties hereto shall consult with each other before issuing any press release or other public announcement with respect to the Merger or the other transactions and matters contemplated hereby and shall not issue any such press release or public announcement prior to such consultation, provided that the initial press release relating to this Agreement and the transactions contemplated hereby will be a joint press release.

                   (g) Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Raytheon and Hughes shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records and documents to the extent related to Hughes' business (which, for purposes of this Section 5.1(g), shall mean Hughes' business









         after giving effect to the consummation of HEC Reorganization) or Raytheon's business, as the case may be. Information obtained by Raytheon and Hughes pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreements between them, each dated February 7, 1996 (together, the "Confidentiality Agreement"), which agreements remain in full force and effect.

                   (h) Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Raytheon or Hughes or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld) arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) the fact that such person is or was a director or officer of Raytheon or Hughes or their respective subsidiaries, as the case may be, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (but in the case of Hughes only insofar as relating to the Defense Business (as defined in the Separation Agreement)) and (ii) this Agreement or the transactions contemplated hereby, in each case to the full extent Raytheon or Hughes, as the case may be, would have been permitted under Delaware law and its certificate of incorporation and bylaws to indemnify such person, and the Surviving Corporation shall pay expenses reasonably incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding to such Indemnified Party to the full extent permitted by law upon receipt of the undertaking contemplated by Section 145(e) of the DGCL. Without limiting the generality of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), after the Effective Time, the Surviving Corporation (i) shall pay all reasonable fees and expenses of any counsel retained by any Indemnified Parties promptly as statements therefor are received, and (ii) shall use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.1(h), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.1(h) except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, contemplated by Section 145(e) of the DGCL.









                   The provisions of this Section 5.1(h) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

                   (i) Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, whether or not the Merger is consummated, the parties hereto shall pay their own costs and expenses associated with this Agreement and the transactions contemplated hereby.

                   (j) Preparation of SEC Documents. Hughes shall promptly furnish Raytheon, and Raytheon shall promptly furnish Hughes and GM, with all information concerning such party as may be requested for inclusion in the Proxy Statement, the Registration Statement and the GM Proxy Statement to be filed with the Commission with respect to the Merger, the GM Merger and the other transactions contemplated by this Agreement and the Hughes Distribution Agreement. Hughes and Raytheon jointly shall prepare the Proxy Statement and the Registration Statement and shall cooperate with GM in the preparation of the GM Proxy Statement. The parties shall use all commercially reasonable efforts to file the Proxy Statement with the Commission on a confidential basis as soon as is reasonably practicable after the date hereof. If at any time prior to the Effective Time, any information pertaining to Raytheon or Hughes contained in or omitted from the Registration Statement, the Proxy Statement or the GM Proxy Statement makes such statements contained therein false or misleading, Raytheon or Hughes, as the case may be, shall promptly inform the other or GM, as appropriate, and promptly provide the information necessary to make the statements contained therein not false and misleading. The parties shall use all commercially reasonable efforts to have the Registration Statement declared effective by the Commission on a date as close as reasonably practicable to the anticipated date of termination of any applicable waiting periods under the HSR Act and to maintain the effectiveness of the Registration Statement through the Effective Time. Raytheon shall use all commercially reasonable efforts to mail to its stockholders the Proxy Statement on a date as soon as reasonably practicable after the effectiveness of the Registration Statement which shall include all information required under Applicable Law to be furnished to such stockholders in connection with the Merger and the transactions contemplated hereby.

                   (k) No Solicitation. Each of the parties hereto agrees that, during the term of this Agreement, without the consent of the other, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, consolidation or other business









         combination involving such party, or any acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice and except for consummation of the GM Transactions) of such party, or any combination of the foregoing (in each case, a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the other party hereto or its respective directors, officers, employees, agents and representatives or, with respect to Hughes, its affiliates) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding therefor requiring them to abandon, terminate or fail to consummate the Merger; provided, however, that Hughes' obligations under this Section 5.1(k) shall only apply with respect to a Competing Transaction that includes the Defense Business or the consummation of which would otherwise result in the termination or material breach of any of the Transaction Agreements, and provided further, that notwithstanding any other provision hereof, each party may (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, knowing encouragement, discussion or negotiation, directly or indirectly, by or with such party or its subsidiaries, or any of its or its subsidiaries' directors, officers, employees, agents or representatives after the date hereof) seeks to initiate such discussion or negotiations and may furnish such third party information concerning such party and its business, properties and assets if, and only to the extent that, in each case (A)
         (x) the third party has first proposed a Competing Transaction that is superior to the transactions contemplated by this Agreement and has demonstrated that the consideration necessary for the Competing Transaction is reasonably likely to be available (all as determined in good faith in each case by such party's Board of Directors after consultation with its financial advisors) and (y) such party's Board of Directors has concluded in good faith, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person, such party shall have (x) provided prompt notice to the other party of its intent to furnish information to or enter into discussions or negotiations with such person or entity and a description of the financial and other terms of the proposed Competing Transaction (as well as all material revisions or modifications thereof), together with the evidence by which the third party which proposed such Competing Transaction demonstrated the likely availability of the consideration therefor, and (y) received from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) with respect to Raytheon, comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) provided such party shall have terminated this Agreement pursuant to
         Section 7.1(i) hereof, accept a Competing Transaction from a third









         party. Each party hereto will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

                   (l) Additional Agreements. Each of Hughes and Raytheon will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                   (m) Blue Sky. Hughes and Raytheon will use all commercially reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of Hughes Class B Common Stock to be issued in accordance with the provisions of this Agreement.

                   (n) Notification of Certain Matters. Each of Hughes and Raytheon shall notify the other promptly following the receipt of process with respect to any stockholder litigation initiated against it relating to the Merger, and from time to time upon the request of the other shall provide a summary of the status thereof.

                   Section 5.2.  Covenants of Hughes.

                   (a) Conduct of Hughes' Operations. During the period from the date of this Agreement to the Effective Time, Hughes (which for purposes of this Section 5.2(a) shall mean Hughes after giving effect to the consummation of the HEC Reorganization, as if the HEC Reorganization had been consummated as of the date of this Agreement), shall conduct its business and operations in the ordinary course except with respect to the consummation of the GM Transactions in accordance with the terms thereof as contemplated by the Transaction Agreements and except as expressly contemplated by this Agreement, the Separation Agreement, and the transactions contemplated hereby and thereby, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Hughes shall not, except with respect to the consummation of the GM Transactions and except as otherwise expressly contemplated by this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby or as otherwise set forth in Section 5.2(a) or Section 3.22 to the Hughes Disclosure Schedule, without the prior written consent of Raytheon:









                   (i) grant any person any right or option to acquire any shares of its capital stock or enter into any agreement, understanding or arrangement with respect to the purchase, sale or voting of its capital stock or issue any instrument convertible into or exchangeable for such capital stock, or make, declare or pay any dividend or distribution in respect of any of its capital stock other than in cash;

                  (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material amount of its property or assets other than in the ordinary course of business, consistent with past practice;

                 (iii) make or propose any changes in its certificate of incorporation or bylaws;

                  (iv) merge or consolidate with any other person or persons or acquire assets or capital stock of any other person or persons the value of which individually or in the aggregate exceeds $100 million or enter into any confidentiality agreement with any person with respect to any such transaction;

                   (v) create any subsidiaries which are material to Hughes and which are not, directly or indirectly, wholly owned by Hughes;

                  (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee other than increases in salary, compensation or benefits granted in the ordinary course of business consistent (including as to the amount and timing thereof) with past practice, except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

                 (vii)  except as may be required by changes in
         Applicable Law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

                (viii) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 3 becoming false or inaccurate;

                  (ix) enter into or carry out any other transaction which is material to Hughes other than in the ordinary and usual course of business;










                   (x) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transaction contemplated hereby;

                  (xi) settle any Actions, whether now pending or hereafter made or brought, on terms which include a material limitation on the business or operations of the Surviving Corporation;

                 (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                (xiii) agree in writing or otherwise to take any of the foregoing actions.

                   (b) Notification of Certain Matters. Hughes shall give prompt notice to Raytheon of (i) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would cause any Hughes representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Hughes to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(b) shall not limit or otherwise affect the remedies available hereunder to Raytheon.

                   (c) Debt. As of or prior to the Effective Time, Hughes shall incur indebtedness for borrowed money (the principal amount of which is referred to as "Debt") in an amount equal to the Intercompany Payment Amount (as defined below) for the purpose of funding payments to one or more Affiliates of Hughes (which may include, without limitation, payments with respect to existing debt, dividends, distributions and/or contributions to capital) as of or prior to the Effective Time (collectively the "Intercompany Payment"). Hughes and Raytheon shall cooperate in connection with Hughes' negotiation of the terms and conditions relating to the Debt comprising the Intercompany Payment Amount, and Hughes shall not commit to incur such Debt without obtaining the consent of Raytheon to such terms and conditions, which consent shall not be unreasonably withheld or delayed. No interest in respect of the Debt comprising the Intercompany Payment Amount shall be accrued and unpaid at the Effective Time. The "Intercompany Payment Amount" will be equal to $9,500,000,000 ($9.5 billion) minus the "Class A Common Stock Amount" (as defined below) and minus all other Debt of Hughes which is outstanding as of the Effective Time. The "Class A Common Stock Amount" is equal to 102,630,503 multiplied by the average closing price of Raytheon Common Stock, regular way, on the New York Stock Exchange during the 30-day period ending 5 days prior to the Effective Time, provided,









         however, that in the event such average price is greater than $54.29 such price shall be deemed to be $54.29, and in the event such average price is less than $44.42, such price shall be deemed to be $44.42.

                   (d) Adoption of Rights Plan. Hughes shall take all action necessary to adopt a shareholder rights plan incorporating in all material respects the terms and provisions set forth in Exhibit K effective as of the Effective Time.

                   Section 5.3.  Covenants of Raytheon.

                   (a) Raytheon Stockholders Meeting. Raytheon shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation and bylaws necessary to obtain the consent and approval of Raytheon Stockholders with respect to the Merger, this Agreement, and the transactions contemplated hereby and thereby. The stockholder vote or consent required for approval of this Agreement will be no greater than is provided in Section 4.17. Raytheon shall use all commercially reasonable efforts to solicit from its stockholders proxies to be voted at its stockholders meeting in favor of this Agreement pursuant to the Proxy Statement and, subject to the fiduciary duties of its Board of Directors, the Proxy Statement shall include the recommendation of the Board of Directors of Raytheon in favor of this Agreement and the Merger. Raytheon shall use all commercially reasonable efforts to promptly and expeditiously secure any vote or consent of stockholders required by the DGCL, the applicable requirements of any securities exchange and Raytheon's Certificate of Incorporation and Bylaws to effect the Merger.

                   (b) Conduct of Raytheon's Operations. During the period from the date of this Agreement to the Effective Time, Raytheon shall conduct its business and operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Raytheon shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, or pursuant to agreements, arrangements or understandings in effect as of the date hereof, which are disclosed in Section 5.3(b) to the Raytheon Disclosure Schedule, or as otherwise set forth in Section 5.3(b) to the Raytheon Disclosure Schedule, without the prior written consent of Hughes:









                   (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly cash dividends consistent as to time of payment and amount with the dividends declared and paid during 1996) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for purchases of shares of Raytheon Common Stock by Raytheon in the open market, the aggregate number of which shares is not in excess of the number of shares of Raytheon Common Stock issued by Raytheon after the date hereof pursuant to the exercise of stock options by employees of Raytheon), (C) grant any person any right or option to acquire any shares of its capital stock other than in the ordinary course of business, consistent with past practice pursuant to existing option plans or the Raytheon Company Deferral Plan for Directors, the aggregate amount of which will not exceed the amount set forth in Section 5.3(b) to the Raytheon Disclosure Schedule, (D) issue, deliver or sell or agree to issue, deliver or sell any shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of options to purchase Raytheon Common Stock outstanding on the date hereof or the Raytheon Company Deferral Plan for Directors or created hereafter in accordance with this Section 5.3(b)(i)) or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (ii)  except as may be required by changes in
         Applicable Law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

                 (iii) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 4 becoming false or inaccurate;

                  (iv) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transaction contemplated hereby;

                   (v) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                  (vi) agree in writing or otherwise to take any of the foregoing actions.

                   (c) Notification of Certain Matters. Raytheon shall give prompt notice to Hughes of (i) the occurrence or non-occurrence of any event the occurrence or non-









         occurrence of which would cause any Raytheon representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and
         (ii) any material failure of Raytheon to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(c) shall not limit or otherwise affect the remedies available hereunder to Hughes.

                   (d) Affiliates. Prior to the Effective Time, Raytheon shall deliver to Hughes a letter identifying all persons who are, at the time this Agreement is submitted for adoption to the stockholders of Raytheon, "affiliates" of Raytheon for purposes of Rule 145 under the Securities Act. Raytheon shall use all reasonable efforts to cause each such person to deliver to the Surviving Corporation on or prior to the Effective Time a written agreement substantially in the form attached as Exhibit F.

                   (e) Raytheon Securities Law Filings. During the period from the earlier of (i) the date on which the registration statement for Hughes Class A Common Stock relating to the GM Proxy Statement is declared effective by the Commission and (ii) the date on which the Registration Statement is declared effective by the Commission, through and including the later of (x) the date of the meeting of Raytheon's Stockholders with respect to this Agreement or (y) the date of the meeting of GM's stockholders with respect to the GM Proxy Statement (or in the case of a consent solicitation, the date on which the requisite approval of the GM Transactions by the stockholders of GM shall have been obtained), Raytheon shall provide Hughes and GM with drafts of each filing under the Securities Act or the Exchange Act (other than a filing under the Exchange Act on Form 8-K with respect to matters not contemplated by the Transaction Agreements) which it proposes to make a reasonable period of time in advance of the filing thereof with the Commission, and shall consult with Hughes and GM as regards any comments or concerns raised by Hughes or GM with respect thereto, all with a view towards coordinating the disclosure contained in such filings with the disclosure to be contained in or incorporated by reference in the Registration Statement, the Prospectus, and the proxy statement or consent solicitation to be used by GM in connection with the GM Transactions.















                                    ARTICLE 6

                                    CONDITIONS

                   Section 6.1. Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

                   (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

                   (b)  All waiting periods applicable to the
         consummation of the Merger under the HSR Act shall have expired or been terminated and all approvals of, or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained or made, other than immaterial approvals and filings, the failure to obtain or make which would have no material adverse effect on Hughes or Raytheon or, following the Effective Time, the Surviving Corporation.

                   (c) All consents or approvals of all persons (other than Governmental Authorities) required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Hughes or Raytheon or, following the Effective Time, the Surviving Corporation.

                   (d) The requisite approval of the stockholders of Raytheon to the Merger shall have been obtained.

                   (e)  The Commission shall have declared the
         Registration Statement and the Proxy Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

                   (f) The GM Transactions shall have been consummated in accordance with the terms contemplated by the Transaction Agreements.












                   (g) The shares of Hughes Class B Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                   (h) Hughes shall have received from Goldman, Sachs & Co. a written confirmation, dated as of a date within two business days of the date of the first mailing of the Proxy Statement, of its opinion dated January 16, 1997, to the boards of directors of GM, Hughes and HEC that on the basis of and subject to the assumptions and limitations and other matters set forth therein, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole, together (if requested by Hughes or Raytheon) with a consent authorizing the use of such opinion in connection with the Registration Statement and Proxy Statement, and such opinion shall not have been withdrawn revoked or modified in an adverse manner.

                   (i) Raytheon shall have received from Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation a written confirmation, dated as of a date within two business days of the date of the first mailing of the Proxy Statement, of its opinion dated January 16, 1997, to Raytheon's board of directors that on the basis of and subject to the assumptions, representations, limitations and other matters set forth therein, the financial terms of the Merger are fair to the stockholders of Raytheon from a financial point of view (with respect to Bear, Stearns & Co. Inc.) and the Merger Consideration (as defined in the opinion of Credit Suisse First Boston Corporation) is fair to the stockholders of Raytheon from a financial point of view, together with a consent authorizing the use of such opinions in connection with the Registration Statement and Proxy Statement, and such opinions shall not have been withdrawn, revoked or modified in an adverse manner.

                   (j) Receipt by Raytheon and Hughes, respectively, of the Tax Opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to Hughes, substantially in the forms attached hereto as Exhibits G and H (or otherwise in form and substance satisfactory to Raytheon or Hughes, respectively), in each case to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code, it being understood that in rendering the Tax Opinions, such tax counsel shall be entitled to rely upon, inter alia, representations of officers of Raytheon and Hughes substantially in the form of Exhibits I and J.

                   (k) All state securities or blue sky permits or approvals required to carry out the transaction contemplated hereby shall have been received.









                   Section 6.2. Conditions to Obligations of Raytheon. The obligations of Raytheon to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
         Raytheon:

                   (a) The representations and warranties of Hughes set forth in Article 3 shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except, in the case of the representations and warranties other than those set forth in Sections 3.6(b) and (c), the first two sentences of Section 3.9, Section 3.13 and any representation or warranty that is qualified by the words "material adverse effect," for such inaccuracies which have not had and would not reasonably be expected to have a material adverse effect on Hughes or the Surviving Corporation; provided, however, that any and all actions taken by Hughes pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of Hughes set forth in Article 3 shall be ignored for purposes of this
         Section 6.2(a).

                   (b) Hughes shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Hughes shall have furnished Raytheon with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Hughes Disclosure Schedule, and except for any actions taken by Hughes pursuant to Section 5.1(b) and any effects thereof upon Hughes, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Hughes and its subsidiaries taken as a whole or any material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby.

                   (e) GM shall have received the Ruling (as defined in the Hughes Distribution Agreement) and the substance thereof shall be reasonably satisfactory to Raytheon.

                   Section 6.3. Conditions to Obligations of Hughes. The obligations of Hughes to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
         Hughes:









                   (a) The representations and warranties of Raytheon set forth in Article 4 shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except, in the case of the representations and warranties other than those set forth in Sections 4.6(b) and (c), the first two sentences of Section 4.9, Section 4.13 and any representation or warranty that is qualified by the words "material adverse effect," for such inaccuracies which have not had and would not reasonably be expected to have a material adverse effect on Raytheon or the Surviving Corporation; provided, however, that any and all actions taken by Raytheon pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of Raytheon set forth in Article 4 shall be ignored for purposes of this Section 6.3(a).

                   (b) Raytheon shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Raytheon shall have furnished Hughes with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                   (d) Since the date of this Agreement, except to the extent contemplated by Section 4.11 to the Raytheon Disclosure Schedule, and except for any actions taken by Raytheon pursuant to Section 5.1(b) and any effects thereof upon Raytheon, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon and its subsidiaries taken as a whole or any material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby.

                   (e) The Debt contemplated by Section 5.2(c) shall have been incurred and the borrowings thereunder received, and the Intercompany Payment shall have been duly made in full.


                                    ARTICLE 7

                            TERMINATION AND AMENDMENT

                   Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:









                   (a)  by mutual written consent of Hughes and
         Raytheon;

                   (b) by either Hughes or Raytheon if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger or the GM Transactions shall have become final and nonappealable;

                   (c) by either Hughes or Raytheon in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

                   (d) by either Hughes or Raytheon if the Merger shall not have been consummated before December 31, 1997, unless extended by the Boards of Directors of both Hughes and Raytheon (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure (or whose affiliate's failure) to perform any material covenant or obligation under this Agreement or under the GM Implementation Agreement, has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (e) by either Hughes or Raytheon if at the meeting of Raytheon Stockholders (including any adjournment or postponement thereof) the requisite vote of the Raytheon
         Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (f)  by either Raytheon or Hughes if at the
         respective meetings of holders of the GM $1 2/3 Common Stock and the GM Class H Common Stock (including any adjournments or postponements thereof) the requisite vote of each such class of stock of GM to approve the GM Transactions shall not have been obtained (or with respect to a consent solicitation in lieu of such meetings, the period to consent to such transactions shall have expired without the requisite consents having been obtained);

                   (g) by either Hughes or Raytheon upon the occurrence of any event that has resulted in a material adverse change after the date hereof in the assets, liabilities, results of operations, businesses or financial condition of the other party and its subsidiaries, taken as a whole, or upon the occurrence of an event which could reasonably be expected to result in such a material adverse change with respect to such party or, after the Effective Time, the Surviving Corporation, excluding for all purposes of this clause (g), any actions taken by









         Hughes or Raytheon pursuant to Section 5.1(b) and any effects thereof on Hughes or Raytheon or effects which could reasonably be expected to result from such actions on Hughes, Raytheon or, after the Effective Time, the Surviving Corporation;

                   (h) by either Hughes or Raytheon if the Board of Directors of the other party or any committee of the Board of Directors of the other party (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation upon such party's request, (iii) shall approve or recommend any acquisition of the other party or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party hereto or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in clause (i) above of this subparagraph (h);

                   (i) by either Hughes or Raytheon upon five business days' prior notice to the other and upon payment of the amounts specified in Section 7.2 hereof, if, as a result of any offer, inquiry, solicitation or proposal with respect to any Competing Transaction received by such party after the date hereof from a person other than the other party to this Agreement or any of its affiliates, the Board of Directors of such party shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all adjustments which may be offered by the other party described below pursuant to this subparagraph (i), on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law and prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to this Agreement to seek to make such adjustments in the terms and conditions of this Agreement as would enable such party to proceed with the transactions contemplated hereby; or

                   (j)  by either Hughes or Raytheon if the GM
         Implementation Agreement shall have been terminated pursuant to its terms.

                   Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of Section 5.1(i) and the provisions of Section 7.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement nor invalidate the provisions of the Confidentiality Agreement. If this Agreement is terminated
         (A) by Raytheon pursuant to Section 7.1(h), (B) by Hughes pursuant to Section 7.1(i), (C) by either Raytheon or Hughes pursuant to Section 7.1(f) or pursuant to Section 7.1(j) (but with respect to Section 7.1(j)









         only in the event the GM Implementation Agreement was terminated pursuant to Sections 5.1(d), 5.1(e) or 5.1(f) thereof or pursuant to Section 5.1(b) thereof solely as a result of the termination of the Hughes Distribution Agreement pursuant to Section 4(a)(i), 4(a)(ii) (other than with respect to a termination arising from a failure to obtain the opinion contemplated by Section 3(d) of the Hughes Distribution Agreement solely as a result of any matter that would also constitute a breach of the representations or warranties of Raytheon set forth herein) or 4(a)(v) thereof) or (D) by Raytheon or Hughes pursuant to Section 7.1(d) but only in the event the Merger shall not have been consummated as a result of the non-completion of the Spin-Off Merger (as defined in the Hughes Distribution Agreement) by reason solely of the failure to satisfy the condition set forth in Section 3(c) or the condition set forth in Section 3(j) of the Hughes Distribution Agreement or due solely to the failure of the Board of Directors of GM to determine the Hughes Distribution Ratio (as defined in the Hughes Distribution Agreement), then Hughes shall pay to Raytheon, within five business days of such termination in cash by wire transfer in immediately available funds to an account designated by Raytheon, in reimbursement for Raytheon's and its affiliates' expenses, an amount in cash equal to the aggregate amount of Raytheon's and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $20 million in the aggregate, and, if (x) following the date hereof but prior to the time of such termination a Competing Transaction involving the Defense Business shall have been commenced, publicly proposed, publicly disclosed or communicated to the Board of Directors of Hughes or (y) at any time within three months following such termination any agreement with respect to a Competing Transaction involving the Defense Business shall have been entered into or any such Competing Transaction shall have been consummated, then, in addition (except in the case of a termination pursuant to Section 7.1(i) where such amount already has been paid), Hughes shall pay to Raytheon, within five business days of such termination (or, in the case of clause (y), prior to the earlier of the signing or consummation of any such transaction) in cash by wire transfer in immediately available funds to an account designated by Raytheon a termination fee in an amount equal to $200 million. In the event this Agreement is terminated (A) by Hughes pursuant to Section 7.1(e) or 7.1(h), (B) by Raytheon pursuant to Section 7.1(e) or 7.1(i), or (C) by Raytheon or Hughes pursuant to Section 7.1(d) (but in the case of Section 7.1(d) only in the event the Merger shall not have been consummated as a result of the failure of the condition set forth in Section 6.1(i) to have been satisfied at a time when all other conditions set forth in Article 6 (other than the condition set forth in Section 6.1(f)) shall have been satisfied or be capable of being satisfied, and only if the failure of the condition set forth in Section 6.1(i) to have been satisfied does not result from any matter that would also constitute a breach of the representations or warranties of Hughes set forth herein), then Raytheon shall pay to Hughes, within five business days of such termination in cash by wire









         transfer in immediately available funds to an account designated by Hughes, in reimbursement for Hughes' and its affiliates' expenses, an amount in cash equal to the aggregate amount of Hughes' and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $20 million in the aggregate and if (x) following the date hereof but prior to the time of such termination a Competing Transaction involving Raytheon shall have been commenced, publicly proposed, publicly disclosed or communicated to the Board of Directors of Raytheon or (y) at any time within three months following such termination any agreement with respect to a Competing Transaction involving Raytheon shall have been entered into or any such Competing Transaction shall have been consummated, then, in addition (except in the case of a termination pursuant to Section 7.1(i) where such amount already has been paid), Raytheon shall pay to Hughes, within five business days of such termination (or, in the case of clause (y), prior to the earlier of the signing or consummation of any such transaction) in cash by wire transfer in immediately available funds to an account designated by Hughes a termination fee in an amount equal to $200 million.

                   Hughes and Raytheon agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to pay to the other any fee due under this Section 7.2 in accordance with the terms hereof, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                   Section 7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Raytheon stockholders and before or after approval of the GM Transactions by GM's stockholders, but after either such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the stockholders of GM or Raytheon, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   Section 7.4 Extension; Waiver. At any time prior to the Effective Time, Hughes (with respect to Raytheon) and Raytheon (with respect to Hughes) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b)









         waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                    ARTICLE 8

                                  MISCELLANEOUS

                   Section 8.1. No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This
         Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

                   Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is con-firmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to Hughes:

                        HE Holdings, Inc.
                        7200 Hughes Terrace
                        Los Angeles, CA  90045-0066
                        Attention:  Charles H. Noski
                        Telecopy No.:  (310) 568-7589

                        with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention:  Frederick S. Green, Esq.
                        Telecopy No.:  (212) 310-8007
















                        and with copies to:

                        GM
                        General Motors Corporation
                        3031 West Grand Boulevard
                        Detroit, Michigan  48202
                        Attention:  Warren G. Anderson, Esq.
                        Telecopy No.:  (313) 974-0685

                                  and

                        Kirkland & Ellis
                        200 East Randolph Drive
                        Chicago, Illinois 60601
                        Attention:  Robert S. Osborne, P.C.
                        Telecopy No.: (312) 861-2200

                   (b)  if to Raytheon:

                        Raytheon Company
                        141 Spring Street
                        Lexington, Massachusetts  02173
                        Attention:  Christoph L. Hoffmann, Esq.
                        Telecopy No.:  (617) 860-2822

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Adam O. Emmerich, Esq.
                        Telecopy No.:  (212) 403-2000

                   Section 8.3.  Interpretation; Absence of Presumption.
         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a



















         whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified,
         (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

                   (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                   (d) For the purposes of any provision of this agreement, a "material adverse effect" with respect to Raytheon, Hughes (which shall mean Hughes after giving effect to the consummation of the HEC Reorganization) or the Surviving Corporation shall be deemed to occur if the consequences of a breach or inaccuracy of the contemplated covenant or representation under this Agreement are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

                   Section 8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                   Section 8.5. Entire Agreement; Severability. (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.









                   (b) If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

                   Section 8.6. Definitions of "subsidiary" and "significant subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a significant subsidiary of a party, the phrase "significant subsidiary" means a subsidiary of such party that constitutes a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Commission.

                   Section 8.7. Third Party Beneficiaries. Other than the provisions of Sections 5.1(h), (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                   Section 8.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

                   Section 8.9. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the









         right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

                   Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.









































                   IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

                                  HE HOLDINGS, INC.



                                  By: /s/ Charles H. Noski
                                     Name:   Charles H. Noski
                                     Title:  Senior Vice President and
                                             Chief Financial Officer


                                  RAYTHEON COMPANY



                                  By: /s/ Christoph L. Hoffman
                                     Name:   Christoph L. Hoffmann
                                     Title:  Executive Vice President






























                                      -59-